Exhibit 99.1

EDITED TRANSCRIPT FCN -Q1 2020 FTI Consulting Inc Earnings CallEVENT DATE/TIME: APRIL 30, 2020 / 1:00PM GMT

APRIL 30, 2020 / 1:00PM, FCN - Q1 2020 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Ajay J. Sabherwal FTI Consulting, Inc. - CFO

Mollie Hawkes FTI Consulting, Inc. - VP of IR & Communications

Steven H. Gunby FTI Consulting, Inc. - President, CEO & Director

CONFERENCE CALL PARTICIPANTS

Andrew Owen Nicholas William Blair & Company L.L.C., Research Division - Analyst

Marc Frye Riddick Sidoti & Company, LLC - Business and Consumer Services Analyst

Tobey O’Brien Sommer SunTrust Robinson Humphrey, Inc., Research Division - MD

PRESENTATION

Operator

Welcome to the FTI Consulting First Quarter 2020 Earnings Conference Call. (Operator Instructions) Please note, this event is being recorded. I would now like to turn the conference over to Mollie Hawkes, Vice President of Investor Relations. Please go ahead, ma’am.

Mollie Hawkes - FTI Consulting, Inc. - VP of IR & Communications

Good morning. Welcome to the FTI Consulting conference call to discuss the company’s first quarter of 2020 earnings result as reported this morning. Management will begin with formal remarks, after which they will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to financial performance, acquisitions, share repurchases, business trends and other information or other matters that are not historical, including statements regarding estimates of our future financial results and other matters.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the safe harbor statement in the earnings press release issued this morning. A copy of which is available on our website at www.fticonsulting.com as well as other disclosures under the heading of Risk Factors and Forward-looking Information in our annual report on Form 10-K for the year ended December 31, 2019, and updated in our quarterly report for the first quarter of 2020 filed this morning as well as in our other filings with the SEC.

Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated.

During the call, we will discuss certain non-GAAP financial measures such as total segment operating income, adjusted EBITDA, total adjusted segment EBITDA, adjusted earnings per diluted share, adjusted net income, adjusted EBITDA margin and free cash flow.

For a discussion of these and other non-GAAP financial measures as well as our reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures, investors should review the press release and accompanying financial tables that we issued this morning, which include the reconciliations.

APRIL 30, 2020 / 1:00PM, FCN - Q1 2020 FTI Consulting Inc Earnings Call

Lastly, there are 2 items that have been posted to the Investor Relations section of our website this morning for your reference. These include a quarterly earnings presentation and an Excel and PDF of our historical financial and operating data, which have been updated to include our first quarter of 2020 results.

Of note, during today’s prepared remarks, management will not speak directly to the quarterly earnings presentation posted to the Investor Relations section of our website. To ensure disclosures are consistent, these slides provide the same details as they have historically, and as I’ve said, are available on the Investor Relations section of our website.

With these formalities out of the way, I’m joined today by Steven Gunby, our President and Chief Executive Officer; and Ajay Sabherwal, our Chief Financial Officer.

At this time, I will turn the call over to our President and Chief Executive Officer, Steve Gunby.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Thank you, Mollie. Mollie, can you hear me? Good. Thanks.

Mollie Hawkes - FTI Consulting, Inc. - VP of IR & Communications

Yes.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Good morning, and thanks to all of you for joining us. Let me say I hope everything is well with each of you and that you and your families are healthy and safe. Obviously, we all know this is an incredibly difficult time for many of us individually, the economy and in fact, for the world as a whole. And it’s an emotional time for many people, too. Unfortunately, this sort of call is not the sort of back and forth conversation that allows me to check in with each of you personally, but let me just say again, I do hope everything is well with each of you and the people you care deeply about.

In a minute, Ajay will share you the specifics of our first quarter. Let me, if I may, upfront, make 3 points that I think might be of interest to you. The first one is to let you know that I believe our team globally is doing a fabulous job, not a perfect job because in this environment, nobody does a perfect job, but a fabulous job of juggling, of adjusting, of modifying in ways so that we can weather this storm and help our clients weather this storm.

The second that I’d like to emphasize that there are both puts and takes with respect to the impact of COVID on different parts of our business. There are some places where clients have desperate, urgent needs for immediate help from us, the same time there are places that have been negatively affected of slowdown and probably will be slow for a while.

The third point, I believe, is the most important which is that even though there will be puts and takes, none of the puts or takes, in my view, takes away from the underlying strength of this firm, the terrific long-term trajectory we’ve been on, an incredible trajectory, I believe, over any extended period of time we can stay on.

So let me take those 3 points in turn. In terms of the first point, our key - I’m sure, many of you have had to and are working through a whole line of issues during this period. 95% of our people around the world right now are working from home. In some places around the world, people were working from offices, then the offices close, then they work from home, then they went back to the offices and now they’re back working from home. For the people working from home, like I’m sure for many of you, it’s a challenge. We have to try to collaborate with clients, with each other, and our teams, to drive critical work product, sometimes with tight deadlines with a level and duration of separation that probably none of us have

APRIL 30, 2020 / 1:00PM, FCN - Q1 2020 FTI Consulting Inc Earnings Call

ever had to face before. And in many places, people are doing that while juggling kids, who are home from school, or taking care of sick relatives that live with them or nearby. And of course, everyone is dealing with stress and worries, worries about themselves, their families, their loved ones.

I want to communicate that in the face of all that challenge and disruption, I believe our people are doing a fabulous job of supporting our clients, supporting each other, and keeping our business moving ahead. I can’t give multi examples, but a few. On one assignment, our real estate group worked 23 consecutive days to meet an aggressive deadline to help key players in a mortgage REIT industry avoid liquidation. In Tech, our teams over the last few weeks worked in many cases around the clock with clients to find a way to do secure review of legal documents not in review centers but in home. Our teams have implemented new processes for digital forensics to collect and analyze data remotely versus having to go into a company, for example, to crack hard drives and other devices. And many in our firm have figured out ways to collaborate across FTI as well as with external parties like law firms to do podcast, webinars and other thought leadership to engage our clients on the wide array of challenges now and the future that are being created by COVID-19. In many places, our people have accelerated training, whether it’s educating our teams or clients on new legislation like CARES or cross-training to equip folks with the capacity to support areas in which demand is surging.

And then finally, like many of you, we’ve had people - I’ll just say incredibly creative, way more fun than I am but - and it’s just, it’s a delight to see internal connection activities, maintaining morale, promoting the spirit and level of collaboration necessary to succeed. Lots of people leaning in. And that’s resulting in us maintaining effectiveness and connection during this trying period.

I hope that gives you a sense, at least, of what our teams are doing to keep this company vibrant, to make us most effective in helping clients. Though in many cases have deep needs right now, whether their storm, while also making sure we’re engaged with clients who don’t currently have work that are going to have needs down the road and position ourselves to best meet those needs. But the result of those activities, I believe, our company is weathering this storm about as well as anybody possibly can.

Having said that, second point I want to underscore is that not all of our parts - not all parts of our firm are currently firing on all cylinders. Now some are, some parts of our business, for example, are advising clients who are facing near-term financial crises or liquidity issues or reputational issues. Around that sort of work, there’s an enormous sense of urgency as you might expect. And that is creating the need, in some cases, for our people to work incredibly long hours to deliver for our clients. And we are getting called on for substantial amount of important work like that.

On the other hand, one only has to talk to a few law firms to know that there has been recently a significant slowdown on a fair amount of litigation, for our professionals are experts to testify in court and provide courtroom graphics. The fact that the courts are closed in many jurisdictions and litigation is being postponed is a very real effect. And it’s not just litigation that’s being affected by COVID right now. All of our businesses, Corp Fin, FLC, Econ, Tech, Strat Coms have service offerings that are focused on supporting major transactions with M&A activity plummeting this quarter and continued economic and political uncertainty out there, those parts of our business have been affected and will likely be affected for some time.

So though we have businesses that are incredibly busy, we clearly have seen negative effects of COVID-19 as well. We saw some significant slowdown since some of our businesses tied to litigation and transactions toward the end of the first quarter. Not so much throughout the quarter, but towards the end. And we expect those slowdowns to extend into the second quarter at least, and maybe, maybe beyond.

I do want to stress what I believe is the key point, however, and maybe the most important point, which is even if we have slowdown in parts of our business, it does not make those parts of our businesses bad businesses or unattractive when one thinks about any medium-term time frame.

And just to make an - to give an example. I think most of you on this call know, we have an incredible international arbitration practice. I think it’s the strongest international arbitration practice in the world. That business has had a very slow first quarter which is reflected in some of the economic results, which Ajay will talk about, and we’re expecting quite a slow quarter in the second quarter as well. That pause in activity doesn’t mean that the need for international arbitration services is going away more permanently, nor does it mean that the leading positions that we have around the globe where the caliber of our people has changed because of COVID-19. Our people didn’t get stupid overnight. It just means we are currently having weaker results than we would normally expect from that business, and they, for a while. And the same is true for a number of our other litigation and transaction-oriented businesses.

APRIL 30, 2020 / 1:00PM, FCN - Q1 2020 FTI Consulting Inc Earnings Call

Important, longer term, we do not expect litigation or M&A or capital markets activity to be permanently depressed. Our experience with respect to litigation, in fact, is to the contrary, which is that this sort of crises, ultimately triggers a huge amount of incremental litigation. So though we expect some of these businesses to be affected, impacted in the near term, we have no less confidence in the strength of our positions in those businesses or the ultimate demand for our services in the medium and long term.

That leads me to the third point, the final point, which is that though there are puts and takes, I do not believe that this pandemic takes away, in any way, from the underlying strength of this firm, the power of the trajectory that we have been on and our ability to stay on that trajectory over any medium or long term. As we talked about a lot on these calls and elsewhere, one never can build a great professional services firm by focusing on quarters anyway. In fact, an individual quarter results is often not a good indication of the long-term trajectory the company is on. A great professional services firm is created by having teams of great people who develop and deliver on key propositions, on topics of critical importance to clients. None of that’s created over a quarter nor does it get lost over a quarter. We have been, over the last several years, building those capabilities in good quarters and bad quarters, and it is that focus that has allowed the last 5 years of this company’s history to be by far the best years, 5 years ever.

Whether this year we had great quarters or not great quarters, we will continue to build this enterprise. We will not sacrifice building this business in any way just to make individual quarters look better. In fact, as we have in the past, if great talent becomes available, this year, even in businesses that happen to be slow in that quarter, and we believe it will help us build the business for future, we will take advantage of that - those opportunities, the potential disruptions in talent market even if it further dampens a potentially slow quarter.

The reason we do this, we intend to do this, it’s not only because it’s the right way to build a great professional services firm for our people and to create value for shareholders over any extended period of time, it’s also because we can. This company has never been as strong as we are today in terms of our client relationships, the breadth of our offerings, the capabilities of our people, the relevance of our brand, the companies that are challenged or in terms of financial strength and balance sheet.

So yes, we may, this year, have some puts and takes. I do want to underscore the depth of my belief in the power of this company, the terrific job our people have been doing and are doing and the confidence that leaves me with about our ability not only to weather the storm, but diverge from COVID-19 on at least as good a trajectory as we entered this period.

With that, let me turn this over to Ajay to give you more details on the quarter.

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Thank you, Steve. Good morning, everybody. In my prepared remarks this morning, I will provide an overview of our quarterly results, segment financial results and discuss guidance. As part of the guidance discussion, I will share our current expectations on how the global COVID-19 pandemic may impact our business.

So beginning with the first quarter results. Revenues of $604.6 million were up $53.3 million or 9.7% compared to revenues of $551.3 million in the prior year quarter. Worth noting, while revenues in EMEA and North America increased 22.8% and 8.1% respectively in the quarter, revenues in Asia Pacific, which represented 6.6% of our overall revenues in 2019, declined 14.8%. The decline in Asia Pacific was primarily due to COVID-19-related disruptions and associated restrictions, which resulted in delayed or postponed client engagements.

I will speak more to the impact of COVID-19 on our business later in my prepared remarks. GAAP EPS was $1.49 compared to $1.64 in the prior year quarter. GAAP EPS included $2.2 million of noncash interest expense related to our convertible notes, which decreased EPS by $0.04. First quarter adjusted EPS of $1.53, which excludes the noncash interest expense, compared to $1.63 in the prior year quarter. Our convertible notes had a potential dilutive impact on EPS of approximately 433,000 shares and weighted average shares outstanding for the quarter. As our share price on average of $117.71 this past quarter was above $101.38 conversion threshold. Worth noting, the trigger for conversion of our convertible notes prior to maturity was not met during the quarter.

APRIL 30, 2020 / 1:00PM, FCN - Q1 2020 FTI Consulting Inc Earnings Call

Net income of $56.7 million compared to $62.6 million in the prior year quarter. The year-over-year decrease in net income was primarily because the 9.7% growth in revenues did not adequately offset increased compensation expense related to the 18.5% increase in head count, higher variable compensation and an increase in SG&A expenses. SG&A of $127 million was 21% of revenues. This compares to SG&A of $113.2 million or 20.5% of revenues in the first quarter of 2019. An increase SG&A year-over-year was primarily related to nonbillable headcount growth, with salary and benefits increases as well as higher real estate and IT expenses.

First quarter of 2020 adjusted EBITDA of $83.2 million compared to $96.1 million in the prior year quarter. Our adjusted EBITDA margin of 13.8% compared to 17.4% in the first quarter of 2019. Our first quarter 2020 effective tax rate of 22.5% compared to 24.1% in the first quarter of 2019. The 1.6 percentage point decline was due to a favorable discrete tax adjustment related to share-based compensation, lower amounts of nondeductible U.S. expenses and a favorable adjustment to the valuation allowance on certain deferred tax assets. For the balance of 2020, we now expect our effective tax rate to range between 25% and 27%.

Worth noting, Q1 of 2020 GAAP and adjusted EPS were positively impacted by FX remeasurement gains, primarily due to the strengthening of the U.S. dollar and the euro in the quarter as compared to the British pound. This benefited our first quarter of 2020 adjusted EPS by $0.07.

Billable headcount at the end of the quarter increased by 716 professionals or 18.5% compared to the prior year quarter. The increase is due to growth across all business segments. Sequentially, billable headcount increased by 156 professionals or 3.5%, again, with every business segment growing.

Now I will share some insights at the segment level. In Corporate Finance & Restructuring, revenues increased 29.1% to $207.7 million compared to the prior year quarter. The increase in revenues was due to higher demand for restructuring services in North America and EMEA, which included revenue contributions from our August 2019 acquisition in Germany and increased demand for our business transformation and transaction services in North America.

From an industry perspective, during the quarter, we experienced particularly strong demand in the TMT and energy verticals. Adjusted segment EBITDA of 48.9% (sic) [$48.9 million] or 23.6% of segment revenues compared to $37.4 million or 23.2% of segment revenues in the prior year quarter. Sequentially, revenues increased 14.7%, driven by higher demand for both our business transformation and transactions and restructuring services in North America and EMEA.

Turning to Forensic and Litigation Consulting. Revenues increased 6.2% to $147.6 million compared to the prior year quarter. The increase in revenues was driven by higher demand for our data and analytics services as well as increased demand for our disputes and construction solution services in EMEA and North America. Adjusted segment EBITDA of $21.2 million or 14.4% of segment revenues compared to $31.8 million or 22.9% of segment revenues in the prior year quarter. Sequentially, revenues decreased 1.8%, primarily due to engagements being delayed by both court closures and travel restrictions resulting from the COVID-19 outbreak, particularly in Asia.

Our Economic Consulting segment reported revenues of $132.1 million, which declined 7.1% compared to the prior year quarter. The decrease in revenues was largely due to the lower demand for financial economics and non M&A-related antitrust services as well as lower realized rates for international arbitration services, which was partially offset by a higher demand for M&A-related antitrust services. Adjusted segment EBITDA of $12.7 million or 9.6% of segment revenues compared to $24 million or 16.9% of segment revenues in the prior year quarter. Sequentially, revenues decreased 13.7%, primarily driven by lower demand and realization for our international arbitration services due to arbitration hearings being postponed in light of the COVID-19 pandemic and lower demand for our financial economic services, driven by large engagements that were rolling off.

In Technology, revenues increased 14.4% and to $58.7 million compared to the prior quarter. The increase in revenues was primarily due to higher demand for M&A-related and global cross-border investigation services. Adjusted segment EBITDA of $14.5 million or 24.7% of segment revenues compared to $12.7 million or 24.8% of segment revenues in the prior year quarter. Sequentially, revenues increased 14%. The increase in revenues was driven by higher demand for M&A-related and litigation services in EMEA and North America.

APRIL 30, 2020 / 1:00PM, FCN - Q1 2020 FTI Consulting Inc Earnings Call

Strategic Communications revenues increased 1.2% to $58.4 million compared to the prior year quarter. The increase in revenues was due to higher demand for public affairs services. Adjusted segment EBITDA of $8.8 million or 15% of segment revenues compared to $11.5 million or 20% of segment revenues in the prior year quarter. Sequentially, revenues decreased 12%, primarily due to a $4.4 million decline in pass-through revenues and lower project-based revenues in EMEA and Asia.

Let me now discuss a few cash flow - a few key cash flow and balance sheet items. As is typical, we pay the bulk of our bonuses in the first quarter. So net cash used in operating activities of $123.6 million this quarter compared to $102.1 million used in operating activities in the prior year quarter. The year-over-year increase in use of cash was primarily due to higher annual bonus payments, reflecting our record 2019 financial performance and higher salaries related to the increase in headcount, which was partially offset by an increase in cash collected resulting from higher revenues.

During the quarter, we spent approximately $50.3 million to repurchase 450,198 shares of our common stock at an average price of $111.73 per share. As of the end of the quarter, approximately $116 million remained available for stock repurchases under our $500 million stock repurchase authorization.

Total debt, net of cash, of $143.2 million at March 31, 2020, compared to $137 million at March 31, 2019, and a negative $53.1 million at December 31, 2019. The sequential increase in total debt net of cash was primarily due to cash used in operating activities resulting from bonus payments as well as an increase in share repurchases.

I am sure you are all more interested in what impact the global pandemic may have on our ensuing quarters and result in guidance for 2020 than in our Q1 results. The pandemic is certainly affecting our business segments, though in different ways. For our restructuring practice and to a lesser degree, currently, for crisis-driven disputes and communication services, it is resulting in a significant tailwind. For other parts of our business, there is at least a deferral of work, if not, a reduction in demand. It is uncertain how long we will have to proceed with shelter-in-place and similar orders and how deep the impact will be on the overall business environment. We have ran several scenarios shaped by our current expectations. I will now take you through these expectations.

We expect M&A transactions to be deferred and possibly canceled and litigation to be postponed or possibly settled, causing revenues from some of our service offerings in our FLC, Economic Consulting and Technology segments to decrease in the near term. As Steve mentioned, our practitioners are doing a remarkable job serving our clients from home offices. However, certain essential aspects of what we do are difficult to do from home, which may impact revenue adversely. Some examples of the delays or pauses that we are experiencing include: in-court expert witness testimony has been delayed due to court closures in many countries; monitorships in certain jurisdictions, where our teams must be physically on-site to perform their analyses, are unable to continue; and there are moratoriums on certain regulatory or other proceedings, such as a 6-month moratorium in certain insolvent trading rules for directors in Australia, which means that many companies that would otherwise have filed for insolvency have stayed in business. We also expect travel restrictions to hinder in-person business development. Conversely, also worth noting, that business travel all but stopped. There is an associated drop in billable and nonbillable travel and entertainment expenditures.

Resulting from these expectations, our outlook in Q2, and perhaps even into Q3, is that the increased demand for our restructuring services may not adequately offset the negative impact on several of our other businesses. Our second quarter EPS could be well below the level we reported in Q1. Though we are currently expecting some weakness in the second quarter, we are not currently expecting that weakness to persist for the entire year for 4 reasons. First, the wave of distress and ensuing default continues to grow and will likely continue even beyond the time frame when work that has been paused or deferred resumes. Already, we are seeing increased demand for our restructuring services in several verticals, including retail, energy, mortgage REITs, healthcare, airlines, gymnasiums, restaurants, entertainment and entertainment revenues which may further accelerate.

Second, our restructuring practice is also able to draw on resources from other areas within our Corporate Finance segment and possibly, to a lesser extent, from other segments to service these engagements. Third, though courts may not get fully back to normal, we are anticipating that the current constraints and travel restrictions will not persist at this level. And fourth, our expertise is needed as distressed transactions, crisis communications, litigation-related to material adverse effect clauses, disputes related to business interruption and investigations arising from improprieties in the face of this pandemic grow.

APRIL 30, 2020 / 1:00PM, FCN - Q1 2020 FTI Consulting Inc Earnings Call

After running several scenarios based on the above expectations, while there is an increased range of uncertainty and outcomes, for the full year 2020, we do not see a basis for changing our guidance range at this time. We will evaluate our guidance again after the second quarter when we will have better information regarding how adversely our business as a whole may be impacted and how much of such decline is offset by the increased demand for restructuring and other services.

Before I close, I want to reiterate a few key themes that underscore the strength and potential of our business. We have significantly diversified our offerings over the last several years with investments in areas such as non M&A-related antitrust, international arbitration, business transformation, cybersecurity and public affairs. While some of these adjacencies may be depressed in the short term, we believe that these areas will come out strong as we emerge on the other side of this pandemic. Our balance sheet strength gives us the flexibility to allocate capital and create shareholder value in numerous ways, particularly, we are able to attract and retain the world’s leading experts in their respective fields.

At our core, we help our clients especially in times of dislocation as they navigate their most complex business challenges. As Steve mentioned, this pandemic will undoubtedly result in a new genre of disputes, investigations and conflicts that our experts are well-positioned to assist with and support.

Lastly, we have a world renowned restructuring practice. And now, even more than in the recent past, our restructuring services are in great demand. With that, let’s open the call up for your questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And today’s first question comes from Tobey Sommer with SunTrust.

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

Could you start out by maybe giving us a framework for the proportion of revenue across the segments that is propelled by mergers and acquisitions?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Tobey, we don’t provide that detail, and I’m not going to at this juncture. But what I will tell you are key drivers, as you know, for our business are - the traditional key drivers for our business are restructuring, M&A, disputes, including fraud. I mean those have been the traditional. We’ve done a ton of diversification into the non-M&A antitrust, for example, in economics. I mean there have been - what I will tell you is there have been quarters where non-M&A antitrust is catching right up to M&A-related antitrust services. So that diversification is sizable. In our Technology area, for example, yes, second request activities drive technology, but we have done a fabulous job in getting into investigations, core investigations as opposed to just second request activities. In Strat Com, we do all kinds of communication as opposed to simply related to M&A. So M&A is a very significant part as a key driver, but boy, have we diversified.

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

Sure. I guess investors just struggle with understanding the relative size of bankruptcy versus those kind of more classic procyclical elements such as M&A. So trying to understand that is essential to understanding how the business is going to perform.

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

I respect that sentiment.

APRIL 30, 2020 / 1:00PM, FCN - Q1 2020 FTI Consulting Inc Earnings Call

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

Okay. Moving on. How much of the business relies on court throughput in sort of timely hearings or rulings to sustain high utilization rates?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

So if - I’ll take a crack at that. In FLC and in Economics, very much so, Tobey. You can do a fair bit of work but you do have to give testimony in court. I mean that’s what you’re preparing for. So if the testimony is delayed, the preparation for the testimony is also delayed. So you can see that in our FLC segment, even though it was in the second half of March in North America and Europe and in Asia throughout the quarter. There is a decrease in utilization in FLC, some of it is because we’ve increased a lot of headcount in the second half of last year. But I would say 2, 3 percentage points in utilization comes from COVID-related impacts, related primarily to litigation stops.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. Let me - maybe I can add to that. Can I answer that, Ajay? Look, I think if courts were permanently shut down, it could have a major, major impact on Econ - I mean a lot of our businesses are dependent. We don’t believe that the world - the world is - the world needs courts. The world that we don’t believe the courts are going to be shut down for multiple years, but we’re seeing our significant shutdowns and consequent delays in litigation, Tobey. And yes, we think that those gears will get unstuck at some point even if they get stuck in a bit slower way for a while. I think that’s the right way to say it. But no, no, if there were no litigation in the world, I mean, it would be a huge effect on FLC and Econ because we support crisis stuff that often has courts involved. But I don’t think anybody in the world believes that. It’s an issue of temporary phenomenon here, Tobey. Does that make sense?

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

It does. It does. I’ll ask 2 more questions and I’ll get back in the queue. Could you describe the arc of bankruptcy activity that you expect and compare that arc to the prior recession? And also if you could address what your hiring plans are this year?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Look, I’ll take a crack at this. Let me just make one thing - I just want to make sure one thing, I think, Tobey, you get this, but I want to make sure for everybody on the call. Our CF business is not synonymous with restructuring. And Ajay, I don’t know if we’ve separated that out and disclosed, but a major portion - because of the diversification we’ve done, a major portion of our CF business is more procyclical activities. And that’s been one of the reasons we’ve been able to grow CF over the last years, even while the Restructuring business has not been booming. So people back in the last crisis, I think 90% of our CF business may have been restructuring. Today, it’s much more balanced with non restructuring activities. And that’s why even though we started to see restructuring pick up a significant way in the first quarter, I don’t think if you look at the year-on-year utilization rates for CF globally they’re not different this year versus a year earlier. Mollie or Ajay, you could double check that, but I think that - okay. So that’s sort of context. And remind me of your question, Tobey.

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

Describe the arc of bankruptcy that you expect compared to prior recession.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes, so I think - what Mike would say - Mike and Carlyn run that practice, so Mike spends more time on the restructuring and Carlyn on all the other services. I think you could say that the phone has been ringing off the hook faster than it did in the last crisis. But with a little bit of a caveat,

APRIL 30, 2020 / 1:00PM, FCN - Q1 2020 FTI Consulting Inc Earnings Call

even though it’s ringing off the hook and we’re winning a lot of jobs, some of them can’t get started right away because of court issues and issues of - related to requiring some in-person meetings and so forth. But I would say that the - this is a huge, at least initial read on this, this is a - there’s a huge amount of demand right out there. It’s going to take a while before it fully translates into utilization. But even so, it really started to show up in the first quarter. Does that make sense? Ajay, you have something you disagree with that or is that your sense as well?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

No, that - I agree, sir.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Tobey, does that help?

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

It does. And if you could comment on your hiring plans for the year, that would be great.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Well, look, I think - look, our hiring plans are - we drive our hiring plans off of need, yes, but also really long-term need. And obviously, we have some businesses that are slow. You say, so would you ever hire into those things? Actually, we would if - like I talked about, our international arbitration business, if this causes dislocations and competitors and a lot of terrific talent wants to come over to us, we’ll hire even in the face of slowdown because great people well over any extended period of time build your business and be profitable and shareholder-friendly over an extended period of time. But so we are - we had a hiring plan at the beginning of the year. We’re not obviously driving that up in businesses that are very slow, but we’re not abandoning hiring, and we’re certainly not abandoning any offers we’ve given in the past. We’ll be prudent in the areas that are slow. But if great talent becomes available, we’re going to jump on it. And that’s frankly, Tobey, as you know, we did that in a lot of our businesses when they were slow a few years ago. We did that - some of the best adds to our CF business were during after 4 really slow quarters in CF a few years ago. And same thing for FLC, our cyber business was added when FLC’s profits weren’t very good. So we’re going to continue to monitor the world, and I think we’re in better shape than many players out there. And if that causes a lot of talent to want to defect to us, we’ll take advantage of that even if even if it hurts a quarter. But behind that, we’ll obviously be prudent. Does that help?

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

Absolutely.

Operator

And our next question today comes from Andrew Nicholas with William Blair.

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

If we look back to ‘08, ‘09, and you mentioned that obviously, restructuring was a much bigger piece or the vast majority of the business mix in CFR in ‘08, ‘09 versus today. But if I look back at that, it looks like margins were in the 30s and as high as 34% in 2009. And so with that as context, I’m just trying to figure out, is there any reason from a structural perspective that the Restructuring business on a stand-alone basis couldn’t get back up to those levels in today’s environment? So that’s the first question. And kind of as a corollary to that, if you could provide any color on the profitability trade-off between restructuring and business transformation, that would be helpful.

APRIL 30, 2020 / 1:00PM, FCN - Q1 2020 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Look, let me take a crack at this and then Ajay either add to it or correct if anything I say that’s wrong. Look, I don’t - I saw those numbers in 2008 and ‘09. I’m not sure I wouldn’t want people to be thinking that we’re going to get to those levels. Obviously, a lot falls to the bottom line as utilization goes up. But you know, ‘08 and ‘09 were still affected by the original deals that were done in ‘03 and ‘04 with earn-outs and so forth, which I think always make it complicated to do comparisons. It’s always complicated to do comparisons depending how deals are structured for 4 years after a deal is done versus on a steady state going forward. So I - clearly, it is - Restructuring is one of our most profitable businesses, if not the most profitable. And the busier it gets, like on all our businesses, profitability goes up. But I’m not sure people should be thinking in terms of the numbers that we’re seeing in 2008 and ‘09. Do you disagree with that, Ajay?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

No. No, I don’t disagree. I would just add it, just a little 1 or 2 more points of texture. There’s no structural - there’s no mathematical reason for margins as an outcome. So there’s no mathematical reason that if revenue is absolutely surge that margins won’t expand. So I mean there’s no - we have a cap on margins, that’s not the case. You see it this quarter. You see the Corporate Finance Restructuring margins. We have a record quarter in terms of revenues in that area, and you see the margins associated with that. Where goes revenue over time, there goes margin. But look, in 2008, 2009, 65% of revenues roughly were in North America or 95%, now it’s 65%. We have a large EMEA practice. We have a large Australia practice. I mentioned on my call, in Australia, there are certain moratoriums that are delaying restructurings there. There are core processes around the world that are gummed up. But clearly, that is an area where there is a surge, absolute surge, in demand. We are borrowing from the business transformation area for people to accommodate that extremely high utilization. We’re borrowing even from other segments within the company. We are going to do all the things that any business person is going to do to increase utilization and therefore, margins. But there are also differences. So one can’t just say that will equate to what it is now.

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

Makes sense. That’s helpful. And then just one follow-up. Obviously, the first quarter was weak in APAC as you kind of outlined on the previous call. But I was hoping, one, you could just refresh us on the mix of the businesses in that region. And then if there’s any commentary you could provide on how that business more specifically has looked in April to see if that could be an indication of some sort of rebound in North American EMEA as we get through some of these coronavirus specific delays.

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Green shoots, some encouragement there. In fact, when we used to talk to them in January, we used to express sympathy, et cetera. But I don’t think it really hit home until it came here. And now they call and reassure me, they say, don’t worry, it will all get better. Don’t panic, et cetera, et cetera, on a personal level, that is not on the business side. China is certainly open for business. But in Hong Kong, in Singapore, Indonesia, Cayman Island, Richard Virgin Islands, some of those places are related in terms of the courts, things are still closed. So there are green shoots there.

I’d also say that you asked about the mix. That area, we have a significant Corporate Finance business, but it’s more in the liquidation side of things as opposed to the traditional Chapter 11. And we have a significant FLC business that is cross-border in nature, and that is what got impacted.

Operator

And our next question today comes from Marc Riddick with Sidoti & Company.

APRIL 30, 2020 / 1:00PM, FCN - Q1 2020 FTI Consulting Inc Earnings Call

Marc Frye Riddick - Sidoti & Company, LLC - Business and Consumer Services Analyst

I wanted to touch on something you had mentioned as far as the potential for new - maybe some needs that clients may have following what’s taking place now, whether it’s different types of expertise that’s related to pandemics or what have you. I was wondering if you could expand on that a little bit and maybe touch on whether or not that you have the current expertise in those areas. Or is that something that you think might be added or if that could lead to new practice areas and the like?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. Look, I’ll take a crack at this. Look, there are a lot of different needs. And look, they’re evolving. I mean we’re spending a lot of time, our people are spending a lot of time both talking to clients and also talking collaboratively with law firms that we work with a lot to sort of explore this. But a lot of the stuff that is going to come out of this is areas where we have real expertise. I mean there’s stuff, I think - I don’t know if you - I think you know the words, what material adverse change clauses are, force majeure claims related to M&A, some Chinese contracts where people tear it up and saying, “This is qualified and what’s the damages associated with that.” I mean that’s for Compass Lexecon people, our FLC people, our international arbitration people all have tremendous expertise in those areas. There’s a lot of insurance-related stuff that come out of this business interruption insurance. The coverage is the legal question, but then the damages, there’s a set of issues. There’s a lot of - typically, in this environment, there are a lot of fraud allegations that come out, which is and that requires either investigations or monitorships or a set of things, which is what we - our FLC business does. I mean I think one of the - out of the last crisis made off was identified as a big fraud thing, and we spent a number of years actually helping get back. I don’t know, if you don’t remember the number, Ajay, but I think it’s something over $10 billion working for the judge who was overseeing us to help do the sleuthing to figure out where all the money went and see if we could help him get it back.

So I think this is - look, there’s always something new in an environment that creates new legal twists and so forth and the lawyers that we are talking about. But this is - the expertise that we have is very much aligned with what is likely, unfortunately, to come out of an event like this. We’re not - that’s not a concern of ours at this point, Marc. Does that help?

Marc Frye Riddick - Sidoti & Company, LLC - Business and Consumer Services Analyst

No, it does. It does. And then the last one for me is, I was curious as far as with the court closures and the like. I was wondering if you’re getting a sense of the level of communication that you get to receive and maybe lead time for when these things might open, what that communication level is like. And I’m not sure, but if there’s ever really been a similar situation where courts were closed for a length of time, either maybe in one particular jurisdiction, whether related or something like that, that might give you a little bit of an insight as to how these things might reemerge.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Look, no, it’s a good question. Look, as you know, I’ve only been in this business for 6 years. But I’d now talked with a lot of - not only our people who have been in this business for 20 years, but I have had a lot of conversations with managing partners of law firms. And I got to tell you, nobody thinks that there’s a clear precedent on this. We’re figuring it out as it goes along. I think nobody believes that this level of closure of the courts can sustain itself. I mean the Delaware courts are having massive amounts of litigation pile up, and there’s a lot of stress. And courts play an important role in society. And so you may need meat-packing plants, you also need courts work. And so none of us really believe this will sustain itself for years. How quickly it loosens up, I get on calls twice a week where somebody says, “We feel a sense of loosening over here” or, “The courts have agreed to do a non in-person hearings over here.” And so we’re seeing some of this loosen. I don’t think we have a good trajectory to prediction. If we did, Ajay would have said, “Yes, we think this is going to be slow for half of the second quarter, and it’ll be all the way back.” We don’t know that at this point, but we don’t think it’s going to be years. How many months, how fast it loosens up? We’re not sure. Does that give you a sense, at least, Marc?

Marc Frye Riddick - Sidoti & Company, LLC - Business and Consumer Services Analyst

No, that’s helpful. I appreciate it.

APRIL 30, 2020 / 1:00PM, FCN - Q1 2020 FTI Consulting Inc Earnings Call

Operator

And our next question is a follow-up from Tobey Sommer with SunTrust.

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

Within your Corp Fin and bankruptcy-related work, how would you describe your performance with respect to market share on creditor side versus company side? Because I know you had made a push and had some success increasing your exposure to company side work.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Do you want to answer that or you want me? I’ll answer. I mean look, we’ve made an incredible progress. I think - look, I think this is something I think our teams should be, and I think are incredibly proud of. We have strengthened an already strong business. At one point, we were known as a great creditor side company in the United States. It understated actually the company side positions we had, but that’s how we were known. We’ve, over the last few years, reinforced the creditor side in the United States but substantially built our company side capability in the United States. And we’ve strengthened our positions abroad incredibly, whether it’s in London, whether it’s on the continent, whether it’s in Germany, whether it’s an already strong position in Hong Kong, whether it was a weak position we once had in Australia that we strengthened, to our strong position in Latin America. So that business has never been as strong as it is today on a global basis or in the United States.

I think I would - one of the definitive sources that you can look at - I think it’s public, the Debtwire stuff, Mollie, is public? Look at who’s the leading player on Debtwire in the United States over the first quarter. I think that’s the first quarter report that I just saw, Mollie, is that right? And look at how strong - how many company side cases we have in addition to how strong we are on the creditor side. I think it’s a real source of strength. And I think the Debtwire would be a third-party source for you to look at that backs that up. Does that help?

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

It does. And one more question for me, and I’ll end it. When you think about the new businesses that you’ve launched under your tenure organically, does a period like this lend itself to being more fertile to make investments in new businesses than normal economic times? What does your experience tell you?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. Look, there are 2 reasons. The 2 reasons - 2 things that are required to enter new business in professional services. One is a clear client need, and in our case, it’s not a clear client need for commodity service, it’s a clear client need for a high-value service where people really want and are willing to pay for expertise. So that’s the first one. The second one is a supply side issue, can you get the talent that you need in order to be a leading player in that, in its certain geography and then ultimately, in multiple geographies.

I think any sort of stress situation like that, it creates both of those. On the demand side, there are stresses and strains in the world that, as we talked about a little bit earlier, some of which relate to historical practices, but others, as we’re talking about with law firms are adjacent services that they are critical going forward. So there is going to be new services that we will be going into.

The other thing that I think is the cases. The strength of our company over the last while has made us, as we’ve talked about before, a magnet in a way that - than we’ve ever been for talent. And I think we have - we don’t have - I don’t know whether - how much net debt we have, close to 0, Ajay. And we can invest in people, and we have shown our willingness to invest in people. And I think that will - has been attractive over the last few years. It’s the way we’ve gotten so many talented lateral hires. I think our guess is that, that has a shot of accelerating. So I think on both the demand side and the supply side, this position us well. It’s why I actually warned earlier in the call that if we have tremendous opportunities to acquire talent in a quarter that’s slow, and we think that’s going to help just the fundamental trajectory of this business, we should do that, and we will do that later in the year. And we think there’s a good chance for those opportunities. We don’t know for sure. Does that answer your question, Tobey?

APRIL 30, 2020 / 1:00PM, FCN - Q1 2020 FTI Consulting Inc Earnings Call

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

It does.

Operator

Thank you. And ladies and gentlemen, this concludes today’s question-and-answer session and today’s conference. We thank you all for attending today’s presentation. You may now disconnect your lines and have a wonderful day.

DISCLAIMER

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THE TRANSCRIBER OR THE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE COMPANY’S CONFERENCE CALL ITSELF AND THE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.